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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


                                JUNE 14, 2001

                               MAIL-WELL, INC.
            (Exact Name of Registrant as Specified in its Charter)

                                   COLORADO
                (State or Other Jurisdiction of Incorporation)

            1-12551                                 84-1250533
    (Commission File Number)           (IRS Employer Identification Number)

                8310 S. VALLEY HWY. #400, ENGLEWOOD, CO 80112
             (Address of principal executive offices) (Zip Code)

                                 303-790-8023
             (Registrant's telephone number, including area code)


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ITEM 5.     OTHER EVENTS.

Please see the company's press release dated June 13, 2001, attached hereto as Exhibit A, and the transcript of the company's public conference call held on June 13, 2001, attached hereto as Exhibit B.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              Mail-Well, Inc.
                                              ---------------
                                               (Registrant)

                                              By: /s/William W. Huffman, Jr.
                                                  -----------------------------
                                                  William W. Huffman, Jr.
                                                  Vice President-Controller
Date:  June 14, 2001

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

                                                                  Exhibit A

         On June 13, 2001 the Company announced the following:


MAIL-WELL TO CONCENTRATE RESOURCES ON GENERAL COMMERCIAL PRINTING AND ENVELOPE SEGMENTS; 15-20% ANNUAL EPS GROWTH TARGETED WITH STRENGTHENED BALANCE SHEET

ENGLEWOOD, CO - With the goal of increasing value for shareowners, Mail-Well, Inc. (NYSE: MWL) announced today its new strategic direction.

Following a 90 day review of how best to serve customer, employee and shareholder interests, the new direction will result in the following changes with the financial goal of achieving 15-20% annual EPS growth over the next five years:

   * Mail-Well will concentrate resources on its two largest segments: envelopes and commercial printing.
   * Mail-Well will sell its smaller label and printed office products segments.
   * Mail-Well's 2001 sales, excluding the business unit divestitures, are expected to be approximately $1.6 billion.
   * The proceeds from the divestitures, which the company expects to complete within the next 12 months, will be used to decrease Mail-Well's debt, with a debt-to-total capital goal of less than 55% by the end of 2003.
   * To improve productivity, utilization, and sales coordination, Mail-Well Envelope will close nine existing U.S. plants and move the business and necessary equipment into the remaining 27 envelope operations. The plan is to grow total envelope sales while consolidating. The consolidation plan, together with the implementation of best practices within the remaining envelope plants and the commercial print plants, are expected to provide estimated annual operating savings of $38 million when fully implemented. The one-time cash cost of the consolidation will be $43 million in 2001 and $4 million to complete the consolidation in 2002.
   * Mail-Well will continue its acquisition program, but with a sharpened focus on building local general commercial printing market share and on further consolidating the envelope industry.
   * All acquisitions will be evaluated with strict leverage and cost of capital criteria --- 45%-55% debt-to-total capital ratio target and earnings in excess of Mail-Well's 12% after-tax cost of capital.

                                   - more -

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

"Growing in seven years from $16 million in annual sales to $2.4 billion is a major achievement for any public company," said Paul Reilly, chief executive officer and president of Mail-Well. "But the Mail-Well of the future, while still committed to growth in multi-billion dollar markets, must be a more disciplined and strategically focused Mail-Well with even greater emphasis on improving our competitive position and return on capital."

Reilly emphasized that the label and printed office products businesses are well-managed, profitable organizations and are leaders in their respective markets.

"We must simplify our business and sharpen our strategic focus to compete more effectively as one company and to address investor confusion over multiple product lines," he explained. "The general commercial printing and envelope markets offer Mail-Well the best opportunities to leverage our current size and leadership position for sales growth and profit expansion going forward."

Mail-Well (NYSE: MWL) specializes in four growing multi-billion dollar market segments in the highly fragmented printing industry: commercial printing, envelopes, labels and printed office products. Mail-Well currently has approximately 15,000 employees and more than 140 printing facilities and numerous sales offices throughout North America and the United Kingdom. Mail-Well reported sales of $2.4 billion in 2000. The company is headquartered in Englewood, Colo.

This press release may make forward-looking statements, which are subject to various uncertainties and risks that could affect their outcome. Factors which could cause or contribute to differences include, but are not limited to, the ability to execute the strategic initiatives discussed herein including selling certain assets at favorable prices, economic conditions, product demand and sales, ability to obtain assumed productivity savings, availability of acquisition opportunities, interest rates, foreign currency exchange rates, paper and raw material costs, waste paper prices, ability to pass through paper costs to customers, postage rates, union relations, competitors' actions, and changes in the direct mail industry. Please refer to the company's 10-K, 10-Qs and other SEC filings for a more detailed discussion of the risks. This press release does not constitute an offer to sell or solicitation of an offer to buy Mail-Well securities.


 NOTE: Webcast links, News Releases and other information on Mail-Well, can be
                        Accessed at www.mail-well.com
                                    -----------------


                                     ###


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                                                                   Exhibit B


                               MAIL-WELL, INC.

                           MODERATOR: PAUL REILLY
                                JUNE 13, 2001
                                 10:00 AM CT



Operator: Good day and thank you for holding for the Mail-Well's conference call. I would like to inform all parties that they will be in a listen-only mode until the question and answer segment of today's conference call. Also, today's conference is being recorded.

         At this time, I would like to turn the conference over to Mr. Paul Reilly, President and Chief Executive Officer. Please go ahead sir.

Paul Reilly:  Good morning everyone. Today, also on the phone, I have Tom
         Stephens, Chairman of Mail-Well and Michel Salbaing, our Senior Vice President and Chief Financial Officer.

         I'd like to welcome all of you to this conference call during which we will outline Mail-Well's new strategic plan -- the reinvention of Mail-Well.

         Over the next couple of days, we will hold investor and analyst meetings to go over in greater detail, the elements of the plan. The material used during these presentations will be available tomorrow on our Web site.

         As you know, during the first quarter this year, we embarked on a 90-day review with the following objectives. One, identifying better ways to achieve the benefits of being big.

         Two, ways to be more efficient. Three, evaluating the opportunity or the appropriateness of markets that we now serve. Four, strengthening our balance sheet and financial flexibility.

         This morning I want to go through the actions we have already taken and will be taking in the days and weeks to come, and how they will ensure that we reach these objectives I have just outlined.

         Before we go into further details, however, I'd like to make the following Safe Harbor comments.

         During the course of our discussion today, we will be making certain forward-looking statements that are subject to various uncertainties and risks that could affect their outcome. These uncertainties and risks are set out in more detail in the invitation you received to this call, as well as with the filings with the SEC. We invite you to refer to them in conjunction with this call. All forward-looking statements that we make today are intended to come within the SEC Safe Harbor with respect to such statements.

         We are presenting today, the reinvention of Mail-Well. We have two strategic imperatives. Number one, concentrate our resources, both managerial and financial into two industry-leading powerhouses -- envelope and print.

         Two, strengthen this industry leadership with a sharpened acquisition program. The mission of our envelope group is to lead the industry consolidation and improving our low-cost manufacturing position. Our mission for general commercial print is repositioning to become the preeminent supplier in targeted local markets.

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         The results, we will achieve 15% to 20% targeted annual EPS growth.
         And we will strengthen the balance sheet and have improved financial flexibility.

         How did we come to these decisions? Well our 90-day strategic assessment process took four steps. First we performed a market analysis, looked at industry trends. We actually defined the industries that we looked at. We looked at growth rates. We did over 100 customer interviews. We did a competitor assessment.

         We also did an internal analysis. We looked at our marketshare. We looked at how we performed as a company versus the key factors for success within those markets. We looked at sales growth. We looked at our return on capital employed. We looked at ways to be efficient. And we looked at the appropriateness of the markets we served.

         We did not only do this with internal resources. We had an external review. It included a significant amount of involvement of our board of directors. We hired a management consultant that had significant experience in working with people like Mail-Well. And we've hired investment bankers to help us with our financial decisions.

         We also went further. We identified consolidators. When you talk about consolidators, we were talking about people that grew quickly through acquisitions in fragmented industries. We looked at successful consolidators. The two we spent significant amount of time with was Boise-Cascade office products and Quest Diagnostics whom we believe are very successful in a consolidating mode.

         Our implementation plan can be summarized into four strategic actions. Strategic action number one, simplify Mail-Well.

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

         Over the past seven years we have grown from $16 million in annual sales to $2.4 billion. In doing this, we have established ourselves as a leader with enviable market positions in four businesses -- commercial print, envelopes, printed office products and labels. We find ourselves today needing to make choices on how to continue to grow profitably and in a sustainable fashion.

         Through our 90-day process we have concluded that we should concentrate our efforts into those two segments where we have the most significant size -- print and envelope. We will therefore exit the printed office products and label businesses.

         I want to emphasize that the teams that run these businesses have done an outstanding job, and that many decisions we are announcing today were made that much more difficult when considering the quality of the people that we are going to part with.

         In the reinvented Mail-Well, these two segments would be too small. The sale of these operations will help us reduce our debt level significantly. This action alone should bring our debt to total capital ratio down to 60% from the 70% it is at now.

         This renewed financial flexibility will enable Mail-Well to further strengthen our print and envelope segments going forward.

         Finally, it will greatly simplify the business and address investors' concerns over multiple product lines and conflicting market channels.

         Strategic action number two. Replicate Mail-Well's successes and successes of other consolidators. We have learned from the actions and processes of successful businesses, both within Mail-Well and with other successful consolidators, the benchmarking we did consider in spending a considerable amount of time with the senior management of such companies, and we learn from their successes.

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

         Our own internal data and discussions with third parties show us that when an operation has significant marketshare, a focus market strategy, either focusing on a narrow set of customers or focusing on a narrow product line, when we have a quality sales management and a proper alignment of equipment capabilities with customer requirements, that when those conditions exist, we generate returns that exceed Mail-Well's 12% after tax weighted return on capital employed. We will replicate these successes.

         Also, discussions with other successful consolidators have confirmed us of the following key success factors. First, successful consolidators more centrally managed by standardizing processes and systems that drive the benefits of being big.

         These successful consolidators put expert resources in the field to drive the implementation of Best Practices.

         Thirdly, these successful consolidators focus on no more than five to seven high impact initiatives at any one time. Internally, I refer to action two as being one company, acting as one company and replicating successful companies.

         Strategic action number three, align with market demand. Match our infrastructure with current demands of our customers. Market research has highlighted that general commercial print is predominantly a local business. That few national customers are prepared or able to consolidate their print buying, and that customer prefer providers who are experts in their specific needs.

         This will mean that in our commercial print business, we will prioritize attractive markets for investment, target key customers and industries within these markets and match equipment capabilities and services to meet the needs of these customers. This is a dramatic change from building a national footprint.

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

         Similarly, on the envelope side, we have confirmed that customers do not consider proximity a priority in their purchaser's decisions. As a matter of fact, 45% of our orders are shipped over 200 miles from the producing plant. Also, this business is now quite consolidated. The top five competitors have 65% of the market. We must therefore improve our capacity utilization. And larger plants will create cost advantages.

         We will therefore consolidate and restructure nine plants. The expected annual benefit of this is $20 million on an annual basis of which $12 million will be achieved within the next 18 months.

         These first three set of actions will set the stage for sustained growth -- 15% to 20% annual EPS growth. But there is a fourth strategic action that I want to discuss. And that is our acquisition program. This will both ensure growth and when appropriate, accelerate it.

         We have set ourselves much stricter parameters in considering acquisitions from now on. We are targeting a debt to total capital ratio within a range of 45% to 55%. In no circumstances should an acquisition put us in a temporary situation where we exceed 60%.

         Secondly, we will target acquisition earnings in excess of the 12% after tax return on capital employed. EPS cushion will be a necessity but will not be a sufficient criteria for doing an acquisition.

         Within these parameters, we will pursue what I call a base plan, which will be designed to build general commercial printing marketshare in selected local markets. It will enable Mail-Well to position the number of markets where we have leading position from three to nine. These acquisitions will be done well within our 55% to 45% band.

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

         We also have an alternative that we call accelerated growth. Here where we target large potential acquisitions, $300 to $600 million in sales that would accelerate our local strategy in general commercial print and/or accelerated consolidation of the envelope industry to drive our low-cost strategy.

         This alternative will require equity to ensure that we do not exceed our 60% capitalization ratio and return within our leverage ratios within 12 months.

         I will now pass the microphone over to Michel.

Michel Salbaing:  Thanks Paul.

         There are two sets of financial objectives that we are targeting in this strategic plan. The first one is significant reduction of debt as we use the proceeds from exiting the printed office product segment and the label segment.

         The second is growth of both our top line and our bottom line. Both of these will create shareholder value. And we have targets on this also.

         As we set out on reinventing Mail-Well, the first step is to go successfully through the process of selling the businesses that make up the two segments we are exiting. We have at this time, already retained financial advisors to help us in the process.

         We also have had expressions of interest for some assets. And we will shortly determine whether we need to go through a full-blown auction for all, or whether we can achieve our goals quicker without going through this auction process.

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

         As part of this process, we are presently seeking an amendment to our bank agreement to allow for these disposals. We expect to have most of these transactions closed within six to nine months. At that time, we are expecting a 60% debt-to-capitalization ratio compared to our present 70%.

         We will take an after-tax discontinued operations charge of some $31 million related to these sales in Q2.

         Going forward, Mail-Well will have sales of $1.6 billion -- pretty evenly split between commercial print and envelopes. We then expect growth principally based on the progression of commercial print. This base case does not take into account, any acquisitions of any significant size.

         The restructuring of our envelope business, together with the implementation of best practices throughout Mail-Well will allow us to return to EBITDA margins much more in line with those that we achieved before the present downturn.

         Our conservative base case translates into 15% compound annual growth rate of EBITDA.

         Taking into account the deleveraging of our balance sheet, this plan targets EPS growth well in access of 20% compounded.

         One of our most important targets is increasing our return on capital employed beyond our after-tax weighted average cost of capital. This will be achieved within the planning horizon. Our very conservative scenario shows us getting there in the third year.

         In Q2, we will have a $62 million restructuring charge of which $43 million will be cash related to all these actions. A further charge of some $34 million, five of which will be cash, will be taken in 2002.

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

         On a cash basis, the payback period is less than two years.

         How will these actions translate into shareholder value creation? The plan we are describing is targeted to create $11 to $12 of shareholder value. One-third of the value created will come from free cash flows that will be applied to debt reduction on a continuing basis. Free cash flow after all cap ex and all spend on small acquisitions contemplated in the base plan will represent 3% to 4% of sales sustainably during the period.

         The other 2/3 will come almost evenly from the consolidation of our envelope operation, gains from implementation of Best Practices across all of Mail-Well, organic growth and the small acquisitions necessary to attain good marketshare in our chosen commercial print markets.

         Further details on all of these targets will be available on our Web site as of tomorrow.

         Before I turn this presentation back to Paul, let me spend a few moments on Q2 of 2001 and a full-year outlook. I'll speak here on a pro forma basis before restructuring or discontinued operations.

         As we have been saying all along, the visibility - it is very difficult to have visibility as to how or when this economic slowdown is going to reverse itself. While the economy and its effects are out of our control, how we manage our balance sheet is very much within our control.

         We are continuing our actions to improve our working capital, controlling cap ex with the results that we are today ahead of our goal of generating $100 million of free cash flow in 2001. This $100 million target remains unchanged. And we will end the year with greater free cash flow than we had in 2000 even though EBITDA will be some $50 million lower.

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         From an EPS point of view, we can say today - what we can say today is that the negative impact of the economy is continuing. And we are looking at a weaker second quarter than that was achieved in the first quarter. We're looking probably at a 4 cents EPS instead of 8.

         It is prudent for us to guide expectations to a second half in the same range as that obtained in the first half. Therefore looking at a total year of 25 to 30 cents.

         Now I'll turn it back to Paul, and he will go through the reasons why we are confident that we will carry out this plan successfully. Paul?

Paul Reilly:  Thank you Michel. Why will we succeed? Well it's easy.
         Because the major drivers of growth within the strategic plan that we have outlined to you are core competencies of Mail-Well's management. Let me explain.

         Two major drivers to get to our future forecasts are the benefits of the consolidations within envelope and the benefits of replicating our successes in general commercial print.

         First, envelopes. Mail-Well has closed and/or consolidated 50 plants in our history. We know how to do this. As we look at that record, our successes, what we have learned, we are very comfortable that the $20 million that we have put in our forecast is obtainable.

         Accordingly, the success of envelope is based on our well-honed experience of closing plants.

         Secondly, commercial print. Talked about early about the four success factors for commercial print -- marketshare, a focused market strategy, alignment of equipment capabilities, and the quality of the sales management. When these four success factors are in place, we succeed.

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         In fact, in a regression analysis, these factors combined explained in more than 70% of profitability within commercial printing group. Let me go on further.

         When three or four of these success factors exist, the average return on capital employed for those companies is 21%. That's the average of our top 1/3. When two to three of these success factors exist, 14% is our average return on capital employed, both of these exceeding our after tax return on capital employed that we have set as a goal.

         Accordingly, the success of our print strategy is not only replicating, but multiplying the situations where these four conditions already exist. At this point, I'm going to pass over the microphone to Tom Stephens, our Chairman.

Tom Stephens: Thank you Paul. Speaking on behalf of the board, let me give you a couple comments on our perspective. First of all, we've been involved in working with Paul and the management team as we went through his. I think in retrospect, we wish we had done this sort of in-depth analysis some time ago. We might have been able to avoid some of the tough actions that Paul is now having to take.

         And we as a board, wish we had been more involved in evolving the strategy further.

         But notwithstanding those comments, we are totally in support of what's been proposed. And we have a great deal of confidence in Paul and his team, that they can implement it and that we can get the results that are called for there.

         This is the fourth time I've gone through a similar process. And I think the results that Paul is reporting on today is the best example I've seen yet of doing a in-depth strategy analysis and coming up with action plans to implement it.

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         So again, speaking on behalf of the board, we think it was a good process, the right decisions, the right results. And they will be implemented with results that our shareholders are going to be proud of. Thank you Paul.

Paul Reilly: Thank you Tom. I appreciate that. Let me summarize. There is substantial opportunity within this plan for both immediate and long-term growth. We will achieve a 15% to 20% annual EPS growth. And we think there's upside potential to that. I make it also clear that your new management is committed to change. And this new management has clear and a more disciplined strategy for concentrating financial and managerial resources into two industry-leading powerhouses.

         We have the demonstrated ability to implement strategic actions. Management has already demonstrated its ability to implement the key drivers of profit growth.

         The last point I'd like to make is that we are a value in growth investment. We believe we're undervalued. And we'd like you to put together that we are changing. We are undervalued and changing. And that's where the opportunity for growth in our stock is.

Paul Reilly: At this point I will pass it off to Joseph for questions and answers. Joseph?

Operator: At this time if you would like to ask a question, please press the star 1 on your touch-tone phone. All questions will be taken in the order they are received. You will be announced by name when we are ready for your question. Please stand by.

         We'll go first to Robert Kirkpatrick, Cardinal Capital.

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Robert Kirkpatrick:  Good morning. I apologize for getting on a few minutes late. Paul, did you say that additional equity would be required to get the business to the leverage targets that you had earlier stated?

Paul Reilly: No, absolutely not. We can make - just through the disposition program, we can get below that 60% ratio.

         The point about additional equity was that if we were to do a large acquisition, we would require an infusion of equity before we could do that.

Robert Kirkpatrick:  Okay. And secondly, you've talked about growing EPS
         15% to 20%. And you've talked about a base case of growing EBITDA 15%. What are your starting points? What are the numbers that you're starting at to drive those numbers forward?

Paul Reilly: On the site tomorrow we will - you will have all of the detailed forecasts. So you will see that. But the starting point is the pro forma P&L.

         And it's - you know, we now will be looking at a company that's a lot smaller, so an absolute number would not help you. But we're looking at the starting point from where we are on a reduced-sized company.

Robert Kirkpatrick: Okay. And did I understand that your target is to create $11 to $12 per share over the next two to three years? Is that correct?

Paul Reilly: That - as we look at the - well let me explain. As we look at the actions that we are taking and we look at, you know, a good reasonable estimate of how much value can be created from that -- and we looked at this - and we're going to tell you that we looked at it at a five-times multiple and a six-times multiple of the cash we generate -- that value range is what we came up with.

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

Robert Kirkpatrick:  And that would be five times EBITDA to six times
         EBITDA?

Paul Reilly:  Exactly.

Robert Kirkpatrick: And again, the time frame is two to three years? I just want to confirm that.

Paul Reilly:  That number there was over the five years - well actually
         4-1/2 from where we are.

Robert Kirkpatrick:  Okay.

Paul Reilly:  It's by the end of 2005, four years.

Michel Salbaing:  Next question?

Robert Kirkpatrick:  Thank you.

Paul Reilly:  Thank you, Robert.

Operator:  We'll go next to Henry Diamond of Credit Suisse First Boston.

Henry Diamond:  Good morning.

Michel Salbaing:  Good morning, Henry.

Henry Diamond: Can you give any guidance as to the dollar amount of proceeds that you expect to get from the sale of label and printed office products?

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

Paul Reilly: Hank, on a specific basis, we don't want to give numbers by each of the entities for obvious purposes. Within, on a grand-total basis, all of the assets that we're looking, there is approximately...

Michel Salbaing: They'll be in excess of three - they'll be north of $300 million.

Paul Reilly:  After we pay taxes for those.

Michel Salbaing:  Yes, that's net of expenses.

Henry Diamond:  Okay, so north of $300 million, net of taxes?

Michel Salbaing:  Yes.

Paul Reilly:  Net of taxes and expenses.

Henry Diamond: All right. And the guidance that you gave for earnings for 2001, 25 to 30 cents, did that include the results of label and printed office, or that was a pro forma number excluding it?

Michel Salbaing:  No, it includes label and printed office.

Henry Diamond: Okay. Can you give a number as to what the pro forma number would be excluding those?

Michel Salbaing:  It would be about 18 to 20 cents.

Henry Diamond:  Okay. And did you have guidance as to EBITDA for '01?

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

Michel Salbaing:  We talked about a level of total EBITDA of approximately
         $200 million.

Henry Diamond:  Okay. And that's including label and printed office?

Michel Salbaing:  That's including label and printed office.

Henry Diamond:  Okay. And can you say what it would be excluding?

Michel Salbaing:  Then by the difference, I guess it would be about 120.

Henry Diamond:  One hundred and twenty, okay great. Thank you.

Michel Salbaing:  Thanks, Hank. Next question?

Operator:  Well go next to Craig Hoagland, Anderson, Hoagland & Company.

Craig Hoagland:  Actually my questions have been answered. Thank you.

Paul Reilly:  Thank you, Craig.

Operator:  We'll go next to Larry Petrucci, First Albany.

Larry Petrucci: Thanks, but my questions have also been answered. Thank you.

Paul Reilly:  Okay.

Michel Salbaing:  Thank you, Larry.

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Operator:  We'll go next to Nicholas Sarchese, Credit Suisse.

Nicholas Sarchese:  Hi, guys.

Michel Salbaing:  Hi, Nicholas.

Nicholas Sarchese: Just wondering, with respect to your four-year guidance for free cash flow and EBITDA -- it looks like leverage would end the year at close to 4-1/2 times -- do you anticipate any covenant issues from the newly revised covenant levels?

Michel Salbaing: At this point, our banking group is well apprised of all of our covenants. And we do not expect any problems in that area.

Nicholas Sarchese: And with respect to the rating agencies, have you discussed these plans with them? And what are their initial reactions?

Michel Salbaing: The rating - you know, again, it's always a little bit difficult for me to speak on their behalf. But because we have had many conversations over the past little while with them, I hope they will excuse me for maybe preempting some of the things that we think they're going to say.

         From the point-of-view of S&P, they are, you know, well abreast of everything that we're planning. They have seen, obviously, much more detail than we're, you know, presenting now. And our understanding is that it will reaffirm our rating where it stands today.

         In the case of Moody's, they have had, you know, many reviews with us over the past. They have many times expressed their concern about, not so much our operations per-se, but the segment in which we are and how our industry is progressing.


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         So they're viewing our situation a lot more negatively than S&P.
         And so even though Standard & Poor's, we expect, will reaffirm where we are, we expect a different conclusion from Moody's.

Nicholas Sarchese: And with respect to your overall leverage targets...mentioned on a debt-to-total cap basis. But when you translate that over to total debt-to-EBITDA, does that work out to about a 3-1/2 times leverage multiple or a little lower?

Michel Salbaing:  About 3-1/2 times, yes, is a pretty good target.

Nicholas Sarchese:  Okay. Thanks.

Operator:  Once again, that's star 1 for questions. We'll go next to Michael
         Layton, First Union Securities.

Michael Layton:  Yes, hi, guys.

Michel Salbaing:  Hi.

Paul Reilly:  How are you doing, Michael?

Michael Layton: Just one quick question, assuming that you guys make these divestitures, will you be allowed to - well basically buy any convertibles under your revolver?

Michel Salbaing: Our bank agreement right now strictly limits us to using the proceeds from divestitures to pay down Tranche A and Tranche B.

         So at this point, we want to do these things in sequence. Or put another way, we want to put our ducks in a row. We want to deal with our - with the, you know, two tranches. And then we will go to and address the converts. But that won't be until sometime next year at this point.


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Michael Layton:  Okay. Have you guys looked at any other refinancing vehicles maybe?

Michel Salbaing: At this time, we've been concentrating on our operations strategies. Now that we have a set plan and we are in execution mode, now will be the time for us to look at strategic capitalization of our company.

         I can confirm to you that many bankers have been talking to us recently about the very question you asked. So we are not suffering from a dearth of information, I can tell you.

Michael Layton: And can you talk about the current acquisition environment, what kind of multiples you're seeing out there?

Paul Reilly: We have been out of the market for awhile now. Obviously - actually it's difficult for me to comment. We're out of the market, so I can't tell you.

Michael Layton:  Okay. That's all I have. Thank you.

Paul Reilly:  Okay.

Operator:  We'll go next to Robert Anderson, BMI Capital.

Robert Anderson: Yes, good morning. As I thought about your strategic plan, I realized you hadn't commented on the singly most important component to achieving this success.

         And that's namely the managers in particular who will be leading the Envelope and Print Divisions. We're all reminded of the great Moore Corporation that totally dominated its market and then lost its way due to managerial mistakes.


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         So maybe, Paul, you could give us some flavor as to who the presidents of those two divisions are and what their background is and why you think they're the right individuals to lead those two divisions.

Paul Reilly: Robert, great question. Not in my prepared remarks today, but you will see if you go and attend one of our analyst meetings as well as on our Internet site, we will have our organizational chart as well as a small bio on each of the people.

         Let me address the qualifications of the two people that will be driving the company in the future. First is Bob Hart, who's the president of Envelopes. Bob joined us in October of last year.

         He has spent over 30 years in the paper-converting business in both operational sales and senior management positions, spent most of that time with Riverwood International -- you may know them as a large paperboard and packaging company -- headquartered in Atlanta.

         Bob brings to this situation excellent, excellent implementation skills. I will tell you, Bob at this moment is well on his way of achieving the drivers that we explained today. His team is in place. They are running. And they are making things happening (sic).

         David Blue is the president of our Print Group. David joined us in September of 2000. Prior to that, he was with ConAgra, where he was president of the Specialty Ingredients Division overseeing seven companies with about $1 billion in internal growth.

         Dave has significant operating experience, significant experience in marketing and sales, and also is well on his way and his team's way. Those implementation teams that I talked to you about, well they actually are on their way to Location Number 1 today. So we are - the programs are in place.


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         And I will tell you, we are also working with some outside support to help with some project management, making sure that we have the right metrics to measure our successes are going through. And we are confident that we will implement this plan very successfully.

Robert Anderson: How about a little color as to how these two organizations operate from a philosophical point-of-view? Just as an example, are you EVA-driven? You know, how are you organized? And how are these guys incentivized (sic)? How are they paid to perform?

Paul Reilly:  Okay. We have a simplified EVA methodology in our business.
         It is a return-on-capital-employed basis. And that's the major motivation, that and something called stock price. And our shareholders like that. We like that. And it's a combination of those two.

Robert Anderson: And are these individuals driven by cash bonuses or just stock options?

Paul Reilly:  All of the above.

Robert Anderson:  Okay. Thank you.

Paul Reilly:  You're quite welcome.

Operator:  We'll go next to Timothy Burns of Cranial Capital.

Timothy Burns: I had a question. As somebody who's struggled with the label industry, was there one or two key factors - I know that label was kind of a sideline for you guys. But were there one or two key factors that caused you to say: "We're just not going to play here anymore"?


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Paul Reilly:  No. Actually all of our businesses - I mean, all of these businesses are good businesses, profitable, and market leaders. It's a size issue here.

Timothy Burns:  Size?

Paul Reilly:  It's nothing other than size.

Timothy Burns:  Okay. Got you. Thanks very much.

Operator:  Again, that's star 1 for questions.

Paul Reilly:  There are no more questions?

Operator:  We have one further question from Andrew Brown, ((inaudible)).

Andrew Brown:  Yes, hi, guys.

Paul Reilly:  Hi, Andrew.

Andrew Brown: A quick question, what are the assumptions for, I guess, cap ex and working capital improvements this year that will allow you to get to, you know, your free cash flow goals?

Paul Reilly:  They remain unchanged from what we've explained in the past.
         For cap ex we had an original budget of $70 million. We said that we could flex that down anywhere between $70 and $50 million. So to counteract a drop of some $25 million in working - in EBITDA from where we were before, you know, cap ex will be one area.

Andrew Brown:  Okay.


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Paul Reilly:  The second area is the control of working capital. We had what I would call very good success in the first quarter. We will be able to maintain that success throughout the rest of the year.

         So the advance that we have taken on our plan in the first quarter we will be able to sustain and improve some $10, $15 million over the rest of the year, which will bring us to the $100 million.

Andrew Brown:  Is that...

Paul Reilly:  We're very confident with that.

Andrew Brown: Is that an active working capital program? Or is that due to lowered activity or sort of both? Or...

Paul Reilly:  Well obviously I can't say it's not both. But...

Andrew Brown:  Okay.

Paul Reilly: ...the main driver, you know, by a long shot is the active working capital programs, the reduction of inventories, the reduction of receivables, you know, negotiations with our suppliers on, you know, slightly more favorable terms, and really the compensation of a lot of our people based on return on capital employed and levels of capital employed.

Andrew Brown:  Okay. And - well actually that's it. Thanks a lot, fellows.

Michel Salbaing:  Thank you, Andrew.


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Operator:  We have a follow-up question from Craig Hoagland, Anderson Hoagland.

Craig Hoagland: Yes, Michel, on the free cash issue, do you have a pro forma free cash issue number that would correspond to the $120 million EBITDA pro forma number?

Michel Salbaing: Not off the top of my head. I could - but it's going to be somewhere in the area of $80 million.

Craig Hoagland:  Area of $80 million, okay. Thank you.

Paul Reilly: In fact, Craig, I would add that the profile of the businesses we're keeping have a better key - free cash profile than the companies we now have.

         And, you know, we'd like to direct the audience to what we were able to do this year. A very tough year -- our industries are in a recession -- and we were still able to generate the same amount of cash flow we said we would before we went into recession.

         So we're going to actually be in a better position in the future than we are today. And I think we're in a pretty good position today relative to free cash flow of our companies.

Craig Hoagland: Okay. And when you look at your EBITDA - when you look at your end 2005 case, what are the economic assumptions behind your EBITDA numbers there?

Paul Reilly: They're - apart from, you know, the gains that we will make in our various programs, be they restructuring or best practice, we have assumed a very slack growth profile for envelopes.


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         Our market - you know, our market research and what we know confirms to us that - contrary to popular belief, that there is a growth in that market. But we've backed that down just to make sure that we are conservative.

         And secondly, in print we have - even though we have in the past performed better than CPI or, you know, the economy, we in effect have left it at the economic growth numbers of 2% to 3%.

         And we have added a couple of percent for the smaller acquisitions that we will bring in to get our market position within our selected market at the level we want it.

         Bottom line, our top line number right now has about a 5% compounded annual growth rate throughout the piece, which we feel is very conservative.

Craig Hoagland:  Okay. Thank you.

Operator:  Our last follow-up question comes from Robert Anderson of BMI
         Capital.

Robert Anderson: Yes. Maybe you could give us a little idea as to who your competitors will be or are in these two segments.

         In the print segment, of course, we think of the big guys I guess, which are Donnelly and Quebecor. But in the envelope area, I'm at a loss to - other than the big paper companies, to think who the competitors are. So maybe you could help us there.

Paul Reilly: I will do that quickly. But I will tell you, we will discuss this at our analyst meetings over the next couple of days. And this will be on our Internet site.


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         Quickly, within the Envelope Group, our largest competitor is a privately owned company in New York called National Williamhouse. Our next largest competitor is a company called Westvaco. It's actually a division of a large paper company.

         Then there's a private - no, it's part of a publicly held company, Atlantic Envelope, which is part of National Service Industries, a New York Stock Exchange company.

         And the fifth largest player in the market is a privately owned company, Tension Envelopes, out of Kansas City. They are our major players there. And their market shares range anywhere from 18% to 6%. And ours is 24%.

         In the general commercial print market, we do not compete generally with the names that you just mentioned. It's a very large market. We're competing in a market segment, which in all of the local segments is about $36 billion.

         When we look at the markets we serve, actually we're in about a $7 billion market. Within this part of the industry, it's very highly fragmented, mostly mom-and-pop establishments.

         Our largest competitors are people like Consolidated Graphics and Wallace, both public companies, Printed Arts North America, a privately owned company. And it's fair to say that Quebecor World has a large - you know, a smaller part of their business. But they're a major player in this market as well.

Robert Anderson: And when you mention Wallace -- I've known Wallace for years -- you're talking about the commercial print side of Wallace, not the business forms side.

Paul Reilly:  Exactly.


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Robert Anderson:  Right.

Paul Reilly:  Exactly.

Robert Anderson:  Thank you.

Paul Reilly:  You're quite welcome.

Operator: There are no further questions at this time. Mr. Paul Reilly, I'll turn the conference back over to you.

Paul Reilly: Good. Thank you all for your time. We appreciate the amount of time you've given us.

         If I can make this analogy of what we're doing -- we grew very quickly -- maybe we grew from a featherweight to a heavyweight in six years. We're moving down a few classes. But we're getting stronger.

         We're going to be better able to compete in the marketplace and at the same time, then give our shareholders a better run for their money and improving the returns of our shareholders. With that, we will sign off and hope to see you all over the next several days. Have a great day.

Operator: This does conclude today's conference call. Thank you for your participation. You may disconnect at this time.

                                   END



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